Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Baldor Electric Company for the registration of 1,579,280 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements of Baldor Electric Company, Baldor Electric Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Baldor Electric Company, included in its Annual Report (Form 10-K) for the year ended December 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

July 9, 2007